                                                                   EXHIBIT 10.50

SUMMARY OF ORAL AGREEMENT WITH MITCHELL I. QUAIN

In December 2003, we entered into a verbal arrangement with Mr. Quain pursuant to which Mr. Quain is entitled to receive compensation at a rate of $1,000 per day for each day that he works in excess of seven business days per month, provided that such compensation does not exceed $3,500 per month.